Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports second quarter earnings of $0.26 per share

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Diluted earnings per share for the second quarter of 2017 were 26 cents, a 4.0 percent increase from the first quarter of 2017 and a 13.0 percent increase from the second quarter of 2016. Net income was $45.5 million, an increase of 4.8 percent and 14.4 percent, compared to first quarter of 2017 and second quarter of 2016, respectively.

•	Pre-provision net revenue of $63.0 million was 1.8% higher than the first quarter of 2017 and 18.0% higher than the second quarter of 2016.

•	Net interest income for the second quarter of 2017 increased $4.0 million, or 2.9 percent, compared to the first quarter of 2017 and $12.6 million, or 9.8 percent, compared to second quarter of 2016.

•	Net interest margin increased three basis points, to 3.29 percent, compared to the first quarter of 2017, and increased nine basis points compared to the second quarter of 2016.

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Loans at June 30, 2017 increased $383.4 million, or 2.6 percent, compared to March 31, 2017 and $1.2 billion, or 8.4 percent, compared to June 30, 2016. Average loans for the second quarter of 2017 increased 1.8 percent and 8.3 percent, compared to the first quarter of 2017 and the second quarter of 2016, respectively.

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Deposits at June 30, 2017 increased $267.0 million, or 1.8 percent, compared to March 31, 2017 and $1.1 billion, or 7.5 percent, compared, to June 30, 2016. Average deposits for the second quarter of 2017 increased 1.4 percent and 5.0 percent compared to the first quarter of 2017 and the second quarter of 2016, respectively.

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The provision for credit losses in the second quarter of 2017 was $6.7 million, compared to a $4.8 million provision in the first quarter of 2017, and a $2.5 million provision in the second quarter of 2016.

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Non-interest income, excluding investment securities gains, increased $5.4 million, or 11.8 percent, in comparison to the first quarter of 2017, and increased $4.9 million, or 10.6 percent, in comparison to the second quarter of 2016.

•	Non-interest expense increased $10.4 million, or 8.5 percent, compared to the first quarter of 2017 and increased $11.1 million, or 9.1 percent, compared to the second quarter of 2016.

(July 18, 2017) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $45.5 million, or 26 cents per diluted share, for the second quarter of 2017.

"We were pleased with the second quarter results as we were able to grow earnings per share by 4.0 percent linked quarter and 13.0 percent year over year,” said E. Philip Wenger, Chairman, President and CEO. "We saw strong loan growth with stable credit conditions, continued net interest margin expansion, and growth across most non-interest income categories".

Net Interest Income and Margin
Net interest income for the second quarter of 2017 increased $4.0 million, or 2.9 percent, from the first quarter of 2017. Net interest margin increased three basis points, or 0.9 percent, to 3.29 percent in the second quarter of 2017, from 3.26 percent in the first quarter of 2017. The average yield on interest-earning assets increased four basis points, while the average cost of interest-bearing liabilities increased three basis points, during the second quarter of 2017 in comparison to the first quarter of 2016. As a result of an increase in average non-interest bearing deposits during the second quarter of 2017, the total cost of funds increased only two basis points.

Average Balance Sheet
Total average assets for the second quarter of 2017 were $19.3 billion, an increase of $240.1 million from the first quarter of 2017. Average loans, net of unearned income, increased $269.6 million, or 1.8 percent, in comparison to the first quarter of 2017. Average loans and yields, by type, for the second quarter of 2017 in comparison to the first quarter of 2017, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	June 30, 2017		March 31, 2017		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,163,844	4.00%	$6,039,140	3.98%	$124,704	2.1%
Commercial - industrial, financial, and agricultural	4,221,025	4.00%	4,205,070	3.89%	15,955	0.4%
Real estate - residential mortgage	1,707,929	3.77%	1,637,669	3.76%	70,260	4.3%
Real estate - home equity	1,587,680	4.33%	1,613,249	4.18%	(25,569)	(1.6)%
Real estate - construction	897,321	3.98%	840,968	3.97%	56,353	6.7%
Consumer	300,966	5.03%	284,352	5.26%	16,614	5.8%
Leasing and other	248,440	5.04%	237,114	5.08%	11,326	4.8%
Total Average Loans, net of unearned income	$15,127,205	4.05%	$14,857,562	4.00%	$269,643	1.8%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $199.5 million, or 1.2 percent, from the first quarter of 2017, while average deposits increased $202.8 million, or 1.4 percent. Average deposits and interest rates, by type, for the second quarter of 2017 in comparison to the first quarter of 2017, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	June 30, 2017		March 31, 2017		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,387,517	—%	4,301,727	—%	$85,790	2.0%
Interest-bearing demand	3,690,059	0.30%	3,650,931	0.25%	39,128	1.1%
Savings deposits	4,315,495	0.25%	4,194,216	0.21%	121,279	2.9%
Total average demand and savings	12,393,071	0.18%	12,146,874	0.15%	246,197	2.0%
Time deposits	2,696,033	1.10%	2,739,453	1.08%	(43,420)	(1.6)%
Total Average Deposits	$15,089,104	0.34%	$14,886,327	0.32%	$202,777	1.4%

Asset Quality
Non-performing assets were $147.2 million, or 0.75 percent of total assets, at June 30, 2017, compared to $143.4 million, or 0.75 percent of total assets, at March 31, 2017 and $139.7 million, or 0.76 percent of total assets, at June 30, 2016.
Annualized net charge-offs for the quarter ended June 30, 2017 were 0.11 percent of total average loans, compared to annualized net charge-offs of 0.09 percent for the quarter ended March 31, 2017, and net charge-offs of 0.10 percent for the quarter ended June 30, 2016. The allowance for credit losses as a percentage of non-performing loans was 128.9 percent at June 30, 2017, as compared to 131.3 percent at March 31, 2017 and 129.3 percent at June 30, 2016.
During the second quarter of 2017, the Corporation recorded a $6.7 million provision for credit losses, compared to a $4.8 million provision for credit losses in the first quarter of 2017 and a $2.5 million provision in the second quarter of 2016.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $5.4 million, or 11.8 percent, in comparison to the first quarter of 2017. Other service charges and fees increased $1.9 million, or 15.3 percent, due to increases in debit card income and merchant fees and commercial loan interest rate swap fees. Service charges on deposits increased $514,000, or 4.1 percent, due to increases in overdraft fees and other deposit service charge income. Mortgage banking income increased $1.5 million, or 33.6 percent, due primarily to a $1.3 million reversal of the valuation allowance for mortgage servicing rights in the current quarter. Other increases in non-interest income were driven by increases in gains from the sale of Small Business Administration loans and an increase in investment management and trust services income.

Compared to the second quarter of 2016, non-interest income, excluding investment securities gains, increased $4.9 million, or 10.6 percent, due to increases in commercial loan interest rate swap fees, mortgage banking income, investment management and trust services income and gains from the sale of Small Business Administration loans.
Gains on sales of investment securities increased $330,000 in comparison to the first quarter of 2017, and increased $1.4 million from the second quarter of 2016.

Non-interest Expense
Non-interest expense increased $10.4 million, or 8.5 percent, in the second quarter of 2017, compared to the first quarter of 2017. Salaries and employee benefits increased $5.3 million, or 7.6 percent, due primarily to lower incentive compensation accruals in the first quarter of 2017 in comparison to the second quarter and merit increases in the second quarter of 2017, combined with an increase in headcount. Other increases occurred in outside services and amortization of tax credit investments.
Compared to the second quarter of 2016, non-interest expense increased $11.1 million, or 9.1 percent, primarily due to increases in salaries and employee benefits, amortization of tax credit investments and other outside services, partially offset by a decrease in data processing and FDIC insurance expense.

Income Tax Expense
The effective income tax rate for the second quarter of 2017 was 16.6 percent, as compared to 24.1 percent for the first quarter of 2017. The decrease reflects the impact of classifying the tax credits earned on all tax credit investments as a reduction to income tax expense, while the amortization of certain new tax credit investments is classified in non-interest expense rather than income tax expense. Volatility of the effective tax rate will occur as a result of the timing of such investments and the realization of the tax credits. There is no impact on net income of the different accounting for these new tax credit investments.
In addition, approximately $1.6 million of excess tax benefits associated with vesting of employee stock awards and stock option exercises were recorded as a reduction to income tax expense in the second quarter of 2017, as compared to $425,000 of excess tax benefits in the first quarter of 2017.

Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which have been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.